Exhibit 99.1

Impax Reports Third Quarter 2015 Financial Results

— Revenues Increased 40% to $221 Million —
— Adjusted Diluted EPS Increased 21% to $0.40 —
— GAAP Diluted EPS Increased 123% to $0.49 —

HAYWARD, Calif., November 9, 2015 – Impax Laboratories, Inc. (NASDAQ: IPXL) today reported third quarter 2015 financial results for the quarter ending September 30, 2015.

●	Total revenues for the third quarter 2015 increased 40% to $221.1 million, compared to $158.0 million in the prior year period.

●

Adjusted diluted earnings per share (EPS) for the third quarter 2015 increased 21% to $0.40, compared to adjusted diluted EPS of $0.33 in the prior year period. On a GAAP basis, diluted EPS for the third quarter 2015 increased 123% to $0.49, compared to diluted EPS of $0.22 in the prior year period. A reconciliation of GAAP to non-GAAP specified items is provided in the “Non-GAAP Financial Measures” section.

●	Adjusted earnings before interest, taxes, depreciation and amortization (Adjusted EBITDA) for the third quarter 2015 increased 36% to $65.8 million, compared to $48.2 million in the prior year period.

“We delivered strong top-line growth during the third quarter driven by the addition of product revenues from all four areas of focus: the successful integration of brand and generic products following the strategic acquisition of Tower, increased sales from several key generic products, the addition of sales from continued growth of RYTARY® and Zomig® nasal spray, and additional revenue from generic products launched in 2015,” said Fred Wilkinson, President and Chief Executive Officer of Impax. “We also achieved 21% earnings growth despite quarter over quarter margin pressure created by the absence of sales of authorized generic RENVELA® in the current quarter.”

“Our generic product portfolio continues to expand, with 10 new approvals and 11 products launched through early November. We are currently on track to realizing our goal of launching up to 14 generic products this year. Additionally, our pipeline of 28 Abbreviated New Drug Applications pending approval at the U.S. Food and Drug Administration provides multiple opportunities to further expand our portfolio in 2016.”

“With a strong balance sheet and cash flow generation, we are well positioned to invest in internal R&D and to pursue external growth opportunities that strengthen our portfolio. We are confident that our strategic priorities will enhance our ability to grow in the future, while delivering value to patients and our stockholders.”

Business Segment Information

The Company has two reportable segments, the Impax Generics Division (generic products and services) and the Impax Specialty Pharma Division (brand products and services) and does not allocate general corporate services to either segment. All information presented is on a GAAP basis unless otherwise noted on an adjusted basis.

Impax Generics Division Information

(Unaudited, amounts in thousands)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2015	2014	2015	2014
Revenues:
Impax Generics Product sales, net	$178,456	$143,575	$475,688	$413,653
Rx Partner	1,957	1,447	6,775	13,086
Other revenues	253	611	1,623	4,428
Total revenues	180,666	145,633	484,086	431,167
Cost of revenues	112,716	68,488	299,596	195,382
Gross profit	67,950	77,145	184,490	235,785
Operating expenses:
Research and development	14,346	10,213	38,100	32,175
Patent litigation expense	397	1,066	2,507	5,006
Selling, general and administrative	5,103	4,867	16,673	11,822
Total operating expenses	19,846	16,146	57,280	49,003
Income from operations	$48,104	$60,999	$127,210	$186,782

Gross margin	37.6%	53.0%	38.1%	54.7%
Adjusted gross profit (a)	$77,279	$82,383	$210,762	$265,491
Adjusted gross margin (a)	42.8%	56.6%	43.5%	61.6%

(a) Adjusted gross profit is calculated as total revenues less adjusted cost of revenues. Adjusted gross margin is calculated as adjusted gross profit divided by total revenues. Refer to the "Non-GAAP Financial Measures" for a reconciliation of GAAP to non-GAAP items.

Total revenues for the Impax Generics division increased $35.0 million to $180.7 million in the third quarter 2015, compared to $145.6 million in the prior year period. The increase was primarily due to the addition of product sales from the Tower acquisition, increased sales from diclofenac sodium gel 3% (a product licensed under the Company’s agreement with Tolmar, Inc.), and sales from seven generic products launched during the current period and earlier in the year. The increase in third quarter 2015 revenues was partially offset by the absence of authorized generic RENVELA sales during the current period.

Gross margin in the third quarter 2015 decreased to 37.6%, compared to gross margin of 53.0% in the prior year period. Adjusted gross margin in the third quarter 2015 decreased to 42.8%, compared to adjusted gross margin of 56.6% in the prior year period. The decrease in gross margin and adjusted gross margin was primarily the result of the favorable contribution from sales of authorized generic RENVELA, a high margin product, in the third quarter 2014 for which there were no sales in the current quarter. In addition, the lower gross margin and adjusted gross margin in the third quarter 2015 compared to the prior year period was due to the current year impact of higher sales of lower margin generic products.

Total operating expenses in the third quarter 2015 increased $3.7 million to $19.8 million, compared to $16.1 million in the prior year period, primarily due to higher research and development expenses related to the addition of R&D projects from the acquired Tower companies.

Impax Specialty Pharma Division Information

(Unaudited, amounts in thousands)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2015	2014	2015	2014
Revenues:
Impax Specialty Pharma Product sales, net	$40,206	$12,100	$93,609	$32,869
Other revenues	227	266	682	802
Total revenues	40,433	12,366	94,291	33,671
Cost of revenues	14,834	5,073	41,147	17,624
Gross profit	25,599	7,293	53,144	16,047
Operating expenses:
Research and development	4,285	8,543	12,488	29,574
Patent litigation expense	655	227	999	227
Selling, general and administrative	11,418	10,794	39,186	31,749
Total operating expenses	16,358	19,564	52,673	61,550
Income (loss) from operations	$9,241	$(12,271)	$471	$(45,503)

Gross margin	63.3%	59.0%	56.4%	47.7%
Adjusted gross profit (a)	$33,835	$8,023	$75,197	$18,237
Adjusted gross margin (a)	83.7%	64.9%	79.7%	54.2%

(a) Adjusted gross profit is calculated as total revenues less adjusted cost of revenues. Adjusted gross margin is calculated as adjusted gross profit divided by total revenues. Refer to the "Non-GAAP Financial Measures" for a reconciliation of GAAP to non-GAAP items.

Total revenues for the Impax Specialty Pharma division increased $28.0 million to $40.4 million in the third quarter 2015, compared to $12.4 million in the prior year period, primarily due to the launch of RYTARY at the end of the first quarter 2015 and the addition of product sales from the Tower acquisition.

Gross margin in the third quarter 2015 increased to 63.3%, compared to 59.0% in the prior year period, due to new product sales as noted above, partially offset by higher amortization and costs related to the step-up to fair value of inventory, each incurred in connection with the Tower acquisition. Adjusted gross margin in the third quarter 2015 increased to 83.7%, compared to adjusted gross margin of 64.9% in the prior year period, primarily due to new product sales as noted above.

Total operating expenses in the third quarter 2015 decreased $3.2 million to $16.4 million, compared to $19.6 million in the prior year period, primarily driven by a reduction in research and development expenses related to the Company’s branded initiatives of focusing on late-stage pipeline opportunities, which resulted in a reduction in personnel during the fourth quarter 2014.

Corporate and Other Information

(Unaudited, amounts in thousands)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2015	2014	2015	2014
General and administrative expenses	$29,786	$23,227	$88,917	$53,611
Unallocated corporate expenses	$(29,786)	$(23,227)	$(88,917)	$(53,611)

General and administrative expenses in the third quarter 2015 increased $6.6 million to $29.8 million, compared to $23.2 million in the prior year period. The increase was primarily driven by higher share-based compensation expense, higher information technology costs and the inclusion of general and administrative expenses from the Tower acquisition, compared to the prior year period.

Cash and cash equivalents were $318.4 million as of September 30, 2015, compared to cash and cash equivalents and short-term investments of $414.9 million as of December 31, 2014. The decrease during the current year period was due to the cash used to pay part of the purchase price in the Tower acquisition during the first quarter 2015.

Interest expense in the third quarter 2015 was $8.2 million, an increase of $8.2 million, compared to the prior year period, primarily related to expense incurred on the Company’s outstanding convertible senior notes, of which $3.0 million was cash and $5.1 million was non-cash accretion of debt discount attributable to deferred financing costs and bifurcation of the conversion option of the convertible notes.

The effective reported tax rate was 41.7% in the third quarter of 2015, compared with 39.1% in the prior year period as a result of a change in the timing and mix of U.S. and foreign income. The effective non-GAAP tax rate was 37.9% in the third quarter 2015, compared with 36.8% in the prior year period. Neither period includes the benefit of certain expired U.S. tax provisions, including the R&D tax credit.

2015 Financial Guidance

The Company’s full year 2015 financial guidance has been updated as of November 9, 2015, as noted below. The Company’s full year 2015 estimates are based on management’s current belief about prescription trends, pricing levels, inventory levels, and the anticipated timing of future product launches and events. The Company’s estimates exclude the impact from any products for which the Company has not yet received approval from the U.S. Food and Drug Administration.

●	Adjusted gross margins as a percent of total revenue are expected to be in the low 50% range.
●	Adjusted total research and development (R&D) expenses across the generic and brand divisions of approximately $75 million to $80 million. This includes patent litigation expenses.
●	Adjusted selling, general and administrative expenses of approximately $170 million to $180 million.
●	Adjusted interest expense of approximately $14 million.
●	UPDATED - Capital expenditures of approximately $25 million to $35 million (previously $45 million to $50 million.
●

Effective tax rate of approximately 34% to 36% on a GAAP basis, which assumes that the U.S. R&D tax credit is renewed for 2015. The R&D tax credit expired on December 31, 2014. The Company anticipates that its non-GAAP effective tax rate may experience volatility as the Company’s tax benefits may be high compared to the Company’s operating income or loss.

Conference Call Information

The Company will host a conference call with a slide presentation on November 9, 2015 at 8:30 a.m. ET to discuss its results. The call and presentation can also be accessed via a live Webcast through the Investor Relations section of the Company’s Web site, www.impaxlabs.com. The number to call from within the United States is (877) 356-3814 and (706) 758-0033 internationally. The conference ID is 56016826. A replay of the conference call will be available shortly after the call for a period of seven days. To access the replay, dial (855) 859-2056 (in the U.S.) and (404) 537-3406 (international callers).

About Impax Laboratories, Inc.

Impax Laboratories, Inc. (Impax) is a specialty pharmaceutical company applying its formulation expertise and drug delivery technology to the development of controlled-release and specialty generics in addition to the development of central nervous system disorder branded products. Impax markets its generic products through its Impax Generics division and markets its branded products through the Impax Specialty Pharma division. Additionally, where strategically appropriate, Impax develops marketing partnerships to fully leverage its technology platform and pursues partnership opportunities that offer alternative dosage form technologies, such as injectables, nasal sprays, inhalers, patches, creams, and ointments. For more information, please visit the Company's Web site at: www.impaxlabs.com.

"Safe Harbor" statement under the Private Securities Litigation Reform Act of 1995:

To the extent any statements made in this news release contain information that is not historical; these statements are forward-looking in nature and express the beliefs and expectations of management. Such statements are based on current expectations and involve a number of known and unknown risks and uncertainties that could cause the Company’s future results, performance, or achievements to differ significantly from the results, performance, or achievements expressed or implied by such forward-looking statements. Such risks and uncertainties include, but are not limited to: fluctuations in revenues and operating income; the Company’s ability to successfully develop and commercialize pharmaceutical products in a timely manner; reductions or loss of business with any significant customer; the substantial portion of the Company’s total revenues derived from sales of a limited number of products; the impact of consolidation of the Company’s customer base; the impact of competition; the Company’s ability to sustain profitability and positive cash flows; any delays or unanticipated expenses in connection with the operation of the Company’s manufacturing facilities; the effect of foreign economic, political, legal, and other risks on the Company’s operations abroad; the uncertainty of patent litigation and other legal proceedings; the increased government scrutiny on the Company’s agreements with brand pharmaceutical companies; product development risks and the difficulty of predicting FDA filings and approvals; consumer acceptance and demand for new pharmaceutical products; the impact of market perceptions of the Company and the safety and quality of the Company’s products; the Company’s determinations to discontinue the manufacture and distribution of certain products; the Company’s ability to achieve returns on its investments in research and development activities; changes to FDA approval requirements ; the Company’s ability to successfully conduct clinical trials; the Company’s reliance on third parties to conduct clinical trials and testing; the Company’s lack of a license partner for commercialization of IPX066 outside of the United States; impact of illegal distribution and sale by third parties of counterfeits or stolen products; the availability of raw materials and impact of interruptions in the Company’s supply chain; the Company’s policies regarding returns, allowances and chargebacks; the use of controlled substances in the Company’s products; the effect of current economic conditions on the Company’s industry, business, results of operations and financial condition; disruptions or failures in the Company’s information technology systems and network infrastructure caused by third party breaches or other events; the Company’s reliance on alliance and collaboration agreements; the Company’s reliance on licenses to proprietary technologies; the Company’s dependence on certain employees; the Company’s ability to comply with legal and regulatory requirements governing the healthcare industry; the regulatory environment; the effect of certain provisions in the Company’s government contracts; the Company’s ability to protect its intellectual property; exposure to product liability claims; risks relating to goodwill and intangibles; changes in tax regulations; the Company’s ability to manage growth, including through potential acquisitions and investments; the integration of the acquired business of Tower Holdings, Inc. and Lineage Therapeutics Inc. by the Company being more difficult, time-consuming or costly than expected, operating costs, customer loss and business disruption (including, without limitation, difficulties in maintaining relationships with employees, customers, clients or suppliers) being greater than expected following the acquisition, the retention of certain key employees of the acquired business being difficult, the Company’s and the acquired business’s expected or targeted future financial and operating performance and results, the combined company’s capacity to bring new products to market, and the possibility that the Company may be unable to achieve expected synergies and operating efficiencies in connection with the acquisition within the expected time-frames or at all, the restrictions imposed by the Company’s credit facility and indenture; the Company’s level of indebtedness and liabilities and the potential impact on cash flow available for operations; uncertainties involved in the preparation of the Company’s financial statements; the Company’s ability to maintain an effective system of internal control over financial reporting; the effect of terrorist attacks on the Company’s business; the location of the Company’s manufacturing and research and development facilities near earthquake fault lines; expansion of social media platforms and other risks described in the Company’s periodic reports filed with the Securities and Exchange Commission. Forward-looking statements speak only as to the date on which they are made, and the Company undertakes no obligation to update publicly or revise any forward-looking statement, regardless of whether new information becomes available, future developments occur or otherwise.

Company Contact:

Mark Donohue

Investor Relations and Corporate Communications

(215) 558-4526

www.impaxlabs.com

Impax Laboratories, Inc.

Consolidated Statements of Income

(unaudited, amounts in thousands, except share and per share data)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2015	2014	2015	2014
Revenues:
Impax Generics, net	$180,666	$145,633	$484,086	$431,167
Impax Specialty Pharma, net	40,433	12,366	94,291	33,671
Total revenues	221,099	157,999	578,377	464,838
Cost of revenues	127,550	73,561	340,743	213,006
Gross profit	93,549	84,438	237,634	251,832
Operating expenses:
Research and development	18,631	18,756	50,588	61,749
Patent litigation expense	1,052	1,293	3,506	5,233
Selling, general and administrative	46,307	38,888	144,776	97,182
Total operating expenses	65,990	58,937	198,870	164,164
Income from operations	27,559	25,501	38,764	87,668
Other income, net	134	8	929	115
Loss on debt extinguishment	-	-	(16,903)	-
Gain on sale of asset	45,574	-	45,574	-
Net change in fair value of derivatives	(4,000)	-	(4,000)	-
Interest income	247	370	825	1,123
Interest expense	(8,182)	(25)	(19,110)	3
Income before income taxes	61,332	25,854	46,079	88,909
Provision for income taxes	25,577	10,117	18,509	31,676
Net income	$35,755	$15,737	$27,570	$57,233

Net income per share:
Basic	$0.51	$0.23	$0.40	$0.84
Diluted	$0.49	$0.22	$0.38	$0.81

Weighted average common shares outstanding:
Basic	69,820,348	68,254,327	69,378,792	68,019,336
Diluted	72,777,746	70,715,226	72,548,557	70,304,933

Impax Laboratories, Inc.

Condensed Consolidated Balance Sheets

(unaudited, amounts in thousands)

	September 30,	December 31,
	2015	2014
Assets
Current assets:
Cash and cash equivalents	$318,402	$214,873
Short-term investments	-	199,983
Accounts receivable, net	228,502	146,490
Inventory, net	130,272	80,570
Deferred income taxes	83,503	54,825
Prepaid expenses and other assets	37,120	33,710
Total current assets	797,799	730,451
Property, plant and equipment, net	206,127	188,169
Derivative asset	87,000	-
Other assets	66,430	106,292
Intangible assets, net	628,354	26,711
Goodwill	210,166	27,574
Total assets	$1,995,876	$1,079,197

Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable and accrued expenses	$197,162	$142,446
Accrued profit sharing and royalty expenses	37,423	15,346
Deferred revenue	907	907
Total current liabilities	235,492	158,699
Long-term debt	419,413	-
Derivative liability	111,000	-
Deferred revenue	2,722	3,403
Deferred income taxes	163,560	-
Other liabilities	35,024	29,218
Total liabilities	967,211	191,320
Total stockholders' equity	1,028,665	887,877
Total liabilities and stockholders' equity	$1,995,876	$1,079,197

Impax Laboratories, Inc.

Condensed Consolidated Statements of Cash Flows

(unaudited, amounts in thousands)

	Nine Months Ended
	September 30,
	2015	2014
Cash flows from operating activities:
Net income	$27,570	$57,233
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	48,664	24,551
Provision for inventory reserves	(10,204)	5,833
Intangible asset impairment charges	-	2,876
Charge for licensing agreement	-	2,000
Loss on debt extinguishment	16,903	-
Gain on sale of asset	(45,574)	-
Net change in fair value of derivatives	4,000	-
Non-cash interest expense	6,026	-
Accretion of interest income on short-term investments	(81)	(603)
Deferred income tax	(8,833)	(8,741)
Tax impact related to the exercise of employee stock options	(5,213)	(1,736)
Deferred revenue	(681)	(3,150)
Accrued profit sharing and royalty expense	95,334	37,065
Payments of profit sharing and royalty expense	(79,330)	(35,014)
Share-based compensation expense	21,851	15,309
Changes in assets and liabilities which used cash	(35,356)	(41,684)
Net cash provided by operating activities	35,076	53,939
Cash flows from investing activities:
Payment for acquisition, net of cash acquired	(691,348)	-
Purchase of short-term investments	-	(314,306)
Maturities of short-term investments	200,064	301,385
Purchases of property, plant and equipment	(14,709)	(23,968)
Proceeds from sale of assets	59,546	-
Payments for licensing agreements	(5,550)	(11,000)
Net cash used in investing activities	(451,997)	(47,889)
Cash flows from financing activities:
Proceeds from issuance of term loan	435,000	-
Repayment of term loan	(435,000)	-
Payment of deferred financing fees	(36,941)	-
Proceeds from sale of convertible notes	600,000	-
Purchase of derivative asset	(147,000)	-
Proceeds from sale of warrants	88,320	-
Proceeds from exercise of stock options and ESPP	10,928	8,961
Tax impact related to the exercise of employee stock options and restricted stock	5,213	1,736
Net cash provided by financing activities	520,520	10,697
Effect of exchange rate changes on cash and cash equivalents	(70)	(889)
Net decrease in cash and cash equivalents	103,529	15,858
Cash and cash equivalents, beginning of period	214,873	184,612
Cash and cash equivalents, end of period	$318,402	$200,470

Impax Laboratories, Inc.

Non-GAAP Financial Measures

Adjusted net income, adjusted net income per diluted share, EBITDA, adjusted EBITDA, adjusted cost of revenues, adjusted research and development expenses and adjusted selling, general and administrative expenses are not measures of financial performance under generally accepted accounting principles (GAAP) and should not be construed as substitutes for, or superior to, GAAP net income, GAAP net income per diluted share, GAAP cost of revenues, GAAP research and development expenses and GAAP selling, general and administrative expenses as a measure of financial performance. However, management uses both GAAP financial measures and the disclosed non-GAAP financial measures internally to evaluate and manage the Company’s operations and to better understand its business. Further, management believes the addition of non-GAAP financial measures provides meaningful supplementary information to, and facilitates analysis by, investors in evaluating the Company’s financial performance, results of operations and trends. The Company’s calculations of adjusted net income, adjusted net income per diluted share, EBITDA, adjusted EBITDA, adjusted cost of revenues, adjusted research and development expenses and adjusted selling, general and administrative expenses, may not be comparable to similarly designated measures reported by other companies, since companies and investors may differ as to what type of events warrant adjustment.

The following table reconciles reported net income to adjusted net income.

(Unaudited, amounts in thousands, except per share data)

	Three months ended		Nine Months Ended
	September 30,		September 30,
	2015	2014	2015	2014
Net income	$35,755	$15,737	$27,570	$57,233
Adjusted to add (deduct):
Amortization (a)	10,307	2,463	27,216	7,487
Business development expenses (b)	3,682	5,187	14,971	5,187
Hayward facility remediation costs (c)	3,546	3,505	9,391	20,673
Employee severance (d)	-	-	5,054	860
Intangible asset impairment charges (e)	-	-	-	2,876
Payments for licensing agreements (f)	750	-	750	2,000
Fair value of inventory step-up (g)	1,104	-	6,467	-
Ticking Fees (h)	-	-	2,317	-
Non-cash interest expense (i)	5,097	-	6,026	-
Loss on debt extinguishment (j)	-	-	16,903	-
Accelerated depreciation and lease expense (k)	2,767	-	2,767	-
Gain on sale of asset (l)	(45,574)	-	(45,574)	-
Net change in fair value of derivatives (m)	4,000	-	4,000	-
Income tax effect	7,772	(3,496)	(17,859)	(14,144)
Adjusted net income	$29,206	$23,396	$59,999	$82,172

Adjusted net income per diluted share	$0.40	$0.33	$0.83	$1.17
Net income per diluted share	$0.49	$0.22	$0.38	$0.81

Impax Laboratories, Inc.

Non-GAAP Financial Measures

(a)

Primarily resulting from the March 2015 acquisition of Tower (including its operating subsidiaries CorePharma LLC and Amedra Pharmaceuticals LLC) and Lineage. Included in “Cost of revenues” on the Consolidated Statements of Income.

(b)

Professional fees related to business development activities including Tower integration-related activities. Included in “Selling, general and administrative” expenses on the Consolidated Statements of Income.

(c)	Remediation costs related to the Hayward, CA manufacturing facility. Included in “Cost of revenues” on the Consolidated Statements of Income.
(d)	Related to the closing of the Company’s packaging and distribution facilities. Included in “Cost of revenues” on the Consolidated Statements of Income.
(e)

During the first quarter 2014, as a result of a decline in pricing on a currently approved Tolmar product, the Company revised the projections for the product and performed an intangible asset impairment analysis. Based on the results of this analysis, the Company recorded a $2.9 million charge to cost of revenues. Included in “Cost of revenues” on the Consolidated Statements of Income.

(f)

During the third quarter 2015, the Company made payments totaling $0.8 million to third party partners, comprised of an upfront fee in connection with entering into a Development, Manufacturing and Commercialization Agreement and the achievement of a milestone pursuant to a separate Development, Manufacturing, and Commercialization Agreement. In January 2014, the Company entered into an agreement with DURECT Corporation and paid an upfront fee of $2.0 million. Included in “Research and development” expense on the Consolidated Statements of Income.

(g)	Fair value adjustment of inventory as a result of purchase accounting for the Tower acquisition. Included in “Cost of revenues” on the Consolidated Statements of Income.
(h)

Fees incurred relating to the Company’s $435.0 million term loan to lock in the financing terms beginning from the lenders’ commitment of the term loan to the actual allocation of the term loan upon the closing of the Tower transaction. The term loan was subsequently terminated by the Company on June 30, 2015. Included in “Interest expense” on the Consolidated Statements of Income.

(i)

Related to non-cash accretion of debt discount attributable to deferred financing costs associated with both the $435.0 million term loan and $600.0 million of convertible senior notes issued and bifurcation of the conversion option of the convertible notes. Included in “Interest expense” on the Consolidated Statements of Income.

(j)

Loss on the extinguishment and repayment of the $435.0 million term loan due to the write-off of $16.9 million of deferred financing costs. Included in “Loss of debt extinguishment” on the Consolidated Statements of Income.

(k)

In connection with the closure of the Company’s packaging and distribution facilities announced in June 2015, the Company recorded accelerated depreciation expenses on certain assets, as well as accelerated lease payments of $2.8 million during the third quarter of 2015, of which$2.6 million is included in “Cost of revenues” and $0.2 million included in “Selling, general and administrative expenses” on the Consolidated Statements of Income.

(l)

In July 2015, the Company received an unsolicited offer from Turing Pharmaceuticals AG to purchase the U.S. rights to Daraprim®, one of the intangible assets acquired in the Tower acquisition, as well as the active pharmaceutical ingredient for the product and the finished goods inventory on hand. The sale closed in August 2015, pursuant to which the Company received proceeds of $55.5 million at closing. The carrying value of the Daraprim rights at the time of the closing was $9.3 million. The Company recognized a gain on sale of intangible asset of $45.6 million, net of expenses. As the inventory was sold at cost, there was no gain or loss recognized. Included on the Consolidated Statements of Income.

(m)

The Company recognized $4.0 million of expense related to the net change in the fair value of its derivative instruments from June 30, 2015 to September 30, 2015. Included in “Loss of debt extinguishment” on the Consolidated Statements of Income.

Impax Laboratories, Inc.

Non-GAAP Financial Measures

(Unaudited, amounts in thousands)

The following table reconciles reported net income to adjusted EBITDA.

	Three months ended		Nine Months Ended
	September 30,		September 30,
	2015	2014	2015	2014
Net income	$35,755	$15,737	$27,570	$57,233
Adjusted to add (deduct):
Interest income	(247)	(370)	(825)	(1,123)
Interest expense	8,182	25	19,110	(3)
Depreciation and other	7,642	5,785	21,448	17,064
Income taxes	25,577	10,117	18,509	31,676
EBITDA	76,909	31,294	85,812	104,847

Adjusted to add (deduct):
Amortization	10,307	2,463	27,216	7,487
Business development expenses	3,682	5,187	14,971	5,187
Hayward facility remediation costs	3,546	3,505	9,391	20,673
Employee severance	-	-	5,054	860
Intangible asset impairment charges	-	-	-	2,876
Payments for licensing agreements	750	-	750	2,000
Fair value of inventory step-up	1,104	-	6,467	-
Loss on debt extinguishment	-	-	16,903	-
Accelerated depreciation and lease expense	2,767	-	2,767	-
Net change in fair value of derivatives	4,000	-	4,000	-
Gain on sale of asset	(45,574)	-	(45,574)	-
Share-based compensation	8,292	5,789	21,851	15,309
Adjusted EBITDA	$65,783	$48,238	$149,608	$159,239

Impax Laboratories, Inc.

Non-GAAP Financial Measures

(Unaudited, amounts in thousands)

The following table reconciles reported cost of revenues, research and development expenses, and selling, general and administrative expenses to adjusted cost of revenues, adjusted gross profit, adjusted gross margin, adjusted research and development expenses, and adjusted selling, general and administrative expenses.

	Three months ended		Nine Months Ended
	September 30,		September 30,
	2015	2014	2015	2014
Cost of revenues	$127,550	$73,561	$340,743	$213,006
Adjusted to deduct:
Amortization	10,307	2,463	27,216	7,487
Hayward facility remediation costs	3,546	3,505	9,391	20,673
Employee severance	-	-	2,643	860
Intangible asset impairment charge	-	-	-	2,876
Accelerated depreciation and lease expense	2,608	-	2,608	-
Fair value of inventory step-up	1,104	-	6,467	-
Adjusted cost of revenues	$109,985	$67,593	$292,418	$181,110

Adjusted gross profit (a)	$111,114	$90,406	$285,959	$283,728
Adjusted gross margin (a)	50.3%	57.2%	49.4%	61.0%

Research and development expenses	$18,631	$18,756	$50,588	$61,749
Adjusted to deduct:
Payments for licensing agreements	750	-	750	2,000
Adjusted research and development expenses	$17,881	$18,756	$49,838	$59,749

Selling, general and administrative expenses	$46,307	$38,888	$144,776	$97,182
Adjusted to deduct:
Business development expenses	3,682	5,187	14,971	5,187
Employee severance	-	-	2,411	-
Accelerated lease expense	159	-	159	-
Adjusted selling, general and administrative expenses	$42,466	$33,701	$127,235	$91,995

(a)	Adjusted gross profit is calculated as total revenues less adjusted cost of revenues. Adjusted gross margin is calculated as adjusted gross profit divided by total revenues.

Impax Laboratories, Inc.

Non-GAAP Financial Measures

(Unaudited, amounts in thousands)

The following tables reconcile the Impax Generics and Impax Specialty Pharma Divisions reported cost of revenues to adjusted cost of revenues, adjusted gross profit and adjusted gross margin.

Impax Generics Division Information

	Three months ended		Nine Months Ended
	September 30,		September 30,
	2015	2014	2015	2014
Cost of revenues	$112,716	$68,488	$299,596	$195,382
Adjusted to deduct:
Amortization	3,083	1,733	10,538	5,297
Hayward facility remediation costs	3,546	3,505	9,391	20,673
Employee severance	-	-	2,643	860
Intangible asset impairment charge	-	-	-	2,876
Fair value of inventory step-up	92	-	1,092	-
Accelerated depreciation and lease expense	2,608	-	2,608	-
Adjusted cost of revenues	$103,387	$63,250	$273,324	$165,676

Adjusted gross profit (a)	$77,279	$82,383	$210,762	$265,491
Adjusted gross margin (a)	42.8%	56.6%	43.5%	61.6%

Impax Specialty Pharma Division Information

	Three months ended		Nine Months Ended
	September 30,		September 30,
	2015	2014	2015	2014
Cost of revenues	$14,834	$5,073	$41,147	$17,624
Adjusted to deduct:
Amortization	7,224	730	16,678	2,190
Fair value of inventory step-up	1,012	-	5,375	-
Adjusted cost of revenues	$6,598	$4,343	$19,094	$15,434

Adjusted gross profit (a)	$33,835	$8,023	$75,197	$18,237
Adjusted gross margin (a)	83.7%	64.9%	79.7%	54.2%

(a)	Adjusted gross profit is calculated as total revenues less adjusted cost of revenues. Adjusted gross margin is calculated as adjusted gross profit divided by total revenues.